UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	May 5, 2009

AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)
NEVADA	333-132648	71-1049972
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
1914 Cordova Road, Suite 116, Fort Lauderdale, FL	33316
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(954) 828-9143

NUGGET RESOURCES, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events

The Registrant announced that it has entered into a letter agreement (the “Agreement”) with GeoXplor Corp. (“GeoXplor”), a private Nevada company, whereby the Registrant was granted an option (the “Option”) to acquire a 100% interest in 100 unpatented mining claims located in Esmeralda County, Nevada (the “Property”).  The Property is located approximately 25 miles east of the Nevada-California border, 35 miles southwest of Tonopah, Nevada.  The Property is subject to a 3% royalty in respect of lithium carbonate production and all other ores or minerals mined or extracted from the Property (the “Royalty”).

In order to acquire the Option the Registrant must pay the sum of $370,000 over four years, issue an aggregate 750,000 shares to GeoXplor (250,000 shares on signing of the agreement and 250,000 shares each year thereafter for three years), and incur expenditures on exploration of the Property of not less than an aggregate $2,000,000 over 4 years.

At any time during the term of the Agreement, the Registrant may accelerate any of the cash payments, share issuances or expenditures and can also satisfy the expenditures requirement by delivering a pre-feasibility study.  The royalty can be reduced at any time upon payment of $1 million for each 1% of the Royalty.

A copy of the News Release dated May 5, 2009 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated May 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

Date :	May 5, 2009	By :	/s/ Matthew Markin
Matthew Markin,
President